Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and between

CENTERSTATE BANKS, INC.

and

GULFSTREAM BANCSHARES, INC.

Dated as of July 29, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit A – Form of Shareholder Voting Agreement

Exhibit B – Form of Bank Plan of Merger and Merger Agreement

Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit D – Form of Claims Letter

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INDEX OF DEFINED TERMS

Definition	Section
Acquisition Proposal	6.7(e)
Action	3.15
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	8.1(a)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
Business Day	9.1
Cancelled Shares	1.4(c)
CenterState	Preamble
CenterState Bank of Florida, N.A.	1.8
CenterState Bylaws	4.1(b)
CenterState Charter	4.1(b)
CenterState Common Stock	1.4(a)
CenterState Regulatory Agreement	4.7(b)
CenterState SEC Reports	4.5(b)
CenterState Termination Fee	8.4(c)
Certificate	1.4(b)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	2.2(d)
Confidentiality Agreement	6.2(e)
Covered Employees	6.5(a)
D&O Insurance	6.6(c)
Declarations of Trust	3.3(b)
Derivative Transaction	3.21(b)
Determination Date	8.1(a)
Determination Period	8.1(a)
Director Restrictive Covenant Agreements	7.2(f)
Disclosure Schedule	9.11
Dissenting Shares	1.4(d)
DPC Common Shares	1.4(c)
Effective Time	1.2
Employee Agreements	7.2(e)
Environmental Law	3.17(b)
Environmental Survey	6.15(a)
EPCRS	3.11(b)
ERISA	3.11(a)
ERISA Affiliate	3.11(d)

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Hovde	3.13
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Option Exchange Ratio FBCA	1.5 1.1
FDIC	3.4
FHLB	3.2(c)
Final Index Price	8.1(a)
Form S-4	3.4
FRB	3.4
GAAP	3.1(c)
FBCA	1.1
Governmental Entity	3.4
Gulfstream	Preamble
Gulfstream Business Bank	1.8
Gulfstream Benefit Plans	6.5(e)
Gulfstream Board Confidential Matters	6.2(d)
Gulfstream Board Recommendation	6.3
Gulfstream Bylaws	3.1(b)
Gulfstream Charter	3.1(b)
Gulfstream Common Stock	1.4(b)
Gulfstream Confidential Information	6.7(a)
Gulfstream Financial Statements	3.6(a)
Gulfstream Individuals	6.7(a)
Gulfstream Insurance Policies	3.25
Gulfstream Material Contract	3.9(a)
Gulfstream Regulatory Agreement	3.8(b)
Gulfstream Representatives	6.7(a)
Gulfstream Shareholder Approval	3.3(a)
Gulfstream Shareholder Meeting	6.3
Gulfstream Shareholder Meeting Notice Date	6.3
Gulfstream Stock Option	1.5(a)
Gulfstream Stock Plans	1.5(a)
Gulfstream Termination Fee	8.4(a)
Gulfstream Trust I	3.1(d)
Gulfstream Trust II	3.1(e)
Hazardous Substance	3.17(c)
Indemnified Parties	6.6(a)
Indentures	3.3(b)
Index Group	8.1(a)
Index Price	8.1(a)
Intellectual Property	3.19(b)
IRS	3.11(a)
Letter of Transmittal	2.2(a)
Liens	3.2(c)

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Material Defect	6.15(d)
Material Defect Notice	6.15(b)
Material Adverse Effect	3.7(a)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(b)
Nasdaq	3.4
Party or Parties	Preamble
PBGC	3.11(e)
Permits	3.8(b)
Per Share Cash Consideration	1.4(b)
Per Share Stock Consideration	1.4(b)
Person	3.2(c)
Previously Disclosed	9.11
Pricing Differential	8.1(a)
Property Examination	6.15(a)
Proxy Statement	3.4
Real Property	6.15(a)
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Securities Act	3.2(a)
SRO	3.4
Starting Price	8.1(a)
Statutory Trust Act	3.1(d)
Subsidiary	3.1(c)
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Opinion	7.1(f)
Taxes	3.23(j)
Tax Returns	3.23(k)
Trust Account Common Shares	1.4(c)
Voting Agreement	Recitals
Voting Debt	3.2(a)

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 29th day of July, 2013, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and Gulfstream Bancshares, Inc., a Florida corporation (“Gulfstream” and, together with CenterState, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Gulfstream will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of Gulfstream have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the Gulfstream Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, Gulfstream shall merge with and into CenterState. CenterState shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of Gulfstream shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and CenterState shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, articles of merger as provided in the FBCA (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

1.4 Conversion of Stock. By virtue of the Merger and without any action on the part of Gulfstream, CenterState or the holders of any of the following securities, at the Effective Time:

(a) Each share of common stock, par value $.01 per share, of CenterState (“CenterState Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $.01, of the Surviving Company.

(b) Subject to Sections 1.4(c), 1.4(d), 1.4(e) and 1.4(f), each share of the voting common stock, par value $0.01 per share, of Gulfstream (the “Gulfstream Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an “Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive: (i) 3.012 shares of CenterState Common Stock (the “Per Share Stock Consideration”), and (ii) $14.65 plus any cash dividends payable with respect to shares of the CenterState Common Stock which dividends are payable to CenterState shareholders of record as of any date on or after the Closing Date, regardless of the issuance of certificates for shares of CenterState Common Stock to the former holders of the Exchangeable Shares, and any cash in lieu of fractional shares as specified in Section 2.3(f), (collectively, the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”). All of the Exchangeable Shares of Gulfstream Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Gulfstream Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Gulfstream Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(f), as well as any dividends to which holders of Gulfstream Common Stock become entitled in accordance with Section 2.2(c).

(c) All shares of Gulfstream Common Stock that are owned by Gulfstream or CenterState (other than (i) shares of Gulfstream Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of Gulfstream Common Stock held, directly or indirectly, by Gulfstream or CenterState in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no stock of CenterState or other consideration shall be delivered in exchange therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Gulfstream Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to

607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of Gulfstream Common Stock under such provisions of the FBCA. If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Gulfstream Common Stock shall thereupon be treated as if they had been converted into and become Exchangeable Shares as of the Effective Time, eligible to receive the Merger Consideration in accordance with Section 1.4(b), without any interest thereon. Gulfstream shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Gulfstream Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by Gulfstream relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. Gulfstream shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of Gulfstream Common Stock for which dissenters’ rights have been perfected shall be returned to CenterState upon demand.

(e) If CenterState changes the number of shares of CenterState Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Per Share Stock Consideration and the Option Exchange Ratio shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

(f) In the event that all the following conditions are fulfilled:

(i) The CenterState Ratio (as defined in Section 8.1(a)(viii)) is greater than 1.15; and

(ii) No CenterState Acquisition Event (as defined below) has occurred; then the Per Share Stock Consideration shall be decreased to an amount equal to the quotient obtained by dividing (i) $31.28 by (ii) the Average Closing Price (as defined in Section 8.1(a)(viii)). Upon the occurrence of any adjustment pursuant to this Section 1.4(f), any references in this Agreement to the “Merger Consideration” and the “Per Share Stock Consideration” shall thereafter be deemed to refer to such terms after giving effect to such adjustment.

The term “CenterState Acquisition Event” shall mean the execution and delivery by CenterState of an agreement, letter of intent or similar document, or a public announcement by CenterState that it has entered into discussions or negotiations with respect to, any proposal for a tender or exchange offer, proposal for a merger, consolidation or other business combination involving CenterState or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than fifty percent (50%) of the fair market value of the business, assets or deposits of, CenterState or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

1.5 Stock Options. Each valid option to purchase shares of Gulfstream Common Stock (each, a “Gulfstream Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying 4.635 (the “Option Exchange Ratio”) by that number of shares of Gulfstream Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the Gulfstream Stock Option by the Option Exchange Ratio (rounded to the nearest cent); provided however, that in the event that the Merger Consideration is modified as a result of the application of Section 1.4(f) or Section 8.1(a)(viii), then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration.

1.6 Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers. The directors of the Surviving Company immediately following the Effective Time shall consist of the directors of CenterState immediately prior to the Effective Time plus two directors of Gulfstream to be identified by Gulfstream within 30 days after the date of this Agreement who are reasonably acceptable to CenterState, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Surviving Company immediately following the Effective Time shall consist of the officers of the CenterState immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, Gulfstream Business Bank (“Gulfstream Business Bank”), a Florida state-chartered bank and wholly owned first-tier subsidiary of Gulfstream, shall be merged (the “Bank Merger”) with and into CenterState Bank of Florida, N.A., a national banking and wholly owned first-tier subsidiary of CenterState (“CenterState Bank,” N.A.”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Boards of Directors of the Parties shall approve, and shall cause the Boards of Directors of Gulfstream Business Bank and CenterState Bank, N.A., respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of CenterState and Gulfstream also shall approve the Bank Merger Agreement in their capacities as sole shareholders of CenterState Bank, N.A. and Gulfstream Business Bank, respectively. The directors of the Surviving Bank immediately following the Effective Time shall consist of the directors of CenterState Bank, N.A. immediately prior to the Effective Time plus two directors of Gulfstream to be identified by Gulfstream within 30 days after the date of this Agreement who are reasonably acceptable to CenterState, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Bank immediately following the Effective Time shall consist of the officers of CenterState Bank, N.A. immediately prior to the Effective Time and John E. Tranter (who shall serve as Executive Vice President and Chief Banking Officer), and such officers shall hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of CenterState Bank, N.A. at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Gulfstream Business Bank shall continue to operate under that name (together with any appendix required of national banking associations if its charter should be converted to that of a national bank), and any abandonment of the Bank Merger shall not affect the service, titles or responsibilities of John E. Tranter as Executive Vice President and Chief Banking Officer of CenterState Bank, N.A.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, CenterState shall appoint its transfer agent, Continental Stock Transfer and Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration.

(a) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of Gulfstream Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b), including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration to be issued or paid in consideration therefor.

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Gulfstream Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, including any dividends that are payable to CenterState shareholders of record as of any date on or after the Closing Date and cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in respect of the shares of Gulfstream Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 1.4(b), in accordance with the provisions of this Article II.

(c) Notwithstanding the provisions of Section 1.4(b), no dividends or other distributions with respect to CenterState Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CenterState Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CenterState Common Stock represented by such Certificate and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CenterState Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Gulfstream Common Stock that is not registered in the stock transfer records of Gulfstream, the shares of CenterState Common Stock and cash in lieu of fractional shares of CenterState Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Gulfstream Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of CenterState that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, CenterState) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of CenterState Common Stock otherwise payable pursuant to this Agreement to any holder of Gulfstream Common Stock such amounts as the Exchange Agent or CenterState, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or CenterState, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Gulfstream Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CenterState, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Gulfstream of the shares of Gulfstream Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Gulfstream Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of CenterState Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to CenterState Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CenterState. In lieu of the issuance of any such fractional share, CenterState shall pay to each former shareholder of Gulfstream who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average CenterState Stock Price by (ii) the fraction of a share (after taking into account all shares of Gulfstream Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of CenterState Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by CenterState or the Exchange Agent, the posting by such Person of a bond in such amount as CenterState may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GULFSTREAM

Except as Previously Disclosed, Gulfstream hereby represents and warrants to CenterState as follows:

3.1 Organization, Standing and Power.

(a) Each of Gulfstream and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Gulfstream.

(b) Gulfstream has previously made available to CenterState true and complete copies of Gulfstream’s articles of incorporation (the “Gulfstream Charter”) and bylaws (the “Gulfstream Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither Gulfstream nor any of its Subsidiaries is in violation of any provision of the Gulfstream Charter or Gulfstream Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c) As used in this Agreement, the term “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

(d) Gulfstream Bancshares Capital Trust I (“Gulfstream Trust I”) (i) has been duly created and is validly existing and in good standing as a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §3801, et seq. (the “Statutory Trust Act”), and (ii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(e) Gulfstream Bancshares Capital Trust II (“Gulfstream Trust II”) (i) has been duly created and is validly existing and in good standing as a statutory trust under the Statutory Trust Act, and (ii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.

3.2 Capitalization.

(a) The authorized capital stock of Gulfstream consists of (i) 3,000,000 shares of Gulfstream Common Stock, of which 1,566,514 shares are issued and outstanding as of the date hereof (which includes 3,160 restricted shares issued and outstanding under the Gulfstream Restricted Stock Plan), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which (y) 200,000 shares are designated as Nonvoting Series A Preferred Stock, and 155,629 such shares are issued and outstanding (having a liquidation value of $23.88 per share), and (z) 7,500 shares have been designated as Non-Cumulative Perpetual Preferred Stock, Series D and 7,500 of such shares are issued and outstanding (with an aggregate liquidation value of $7,500,000). As of the date hereof, Gulfstream held no shares of Gulfstream Common Stock in its treasury. As of the date hereof, there were 197,326 shares of Gulfstream Common Stock reserved for issuance for the197,326 outstanding Gulfstream Stock Options, which are the only Gulfstream Stock Options that are outstanding. As of the date hereof, there were 3,160 restricted shares of Gulfstream Common Stock which are outstanding and were issued by Gulfstream pursuant to Gulfstream’s Restricted Stock Plan, and are all of the shares of Gulfstream Common Stock that are outstanding under the Gulfstream Restricted Stock Plan. All of the issued and outstanding shares of Gulfstream Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Gulfstream may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.2(b), Gulfstream does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, restricted shares, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Gulfstream Common Stock, Voting Debt or any other equity securities of Gulfstream or any securities representing the right to purchase or otherwise receive any shares of Gulfstream Common Stock, Voting Debt or other equity securities of Gulfstream. There are no contractual obligations of Gulfstream or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Gulfstream or any equity security of Gulfstream or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Gulfstream or its Subsidiaries or (ii) pursuant to which Gulfstream or any of its Subsidiaries is or could be required to register shares of Gulfstream capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Other than 200,486 Gulfstream Rights, in each case that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof. The name of each holder of a Gulfstream Stock Option, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, have been Previously Disclosed.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Gulfstream (and which, for purposes of this Agreement, shall include Gulfstream Business Bank, Gulfstream Trust I, and Gulfstream Trust II) are owned by Gulfstream, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Significant Subsidiary of Gulfstream has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed and for the ownership of Gulfstream Subsidiaries, readily marketable securities, securities held-to-maturity in Gulfstream Business Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”) and the Independent Bankers’ Bank of Florida (“IBB”), neither Gulfstream nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(d) Gulfstream does not have a dividend reinvestment plan or any shareholder rights plan.

3.3 Authority; No Violation.

(a) Gulfstream has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Gulfstream. As of the date of this Agreement, the Board of Directors of Gulfstream has determined that this Agreement is advisable and in the best interests of Gulfstream and its shareholders and has directed that this Agreement be submitted to Gulfstream’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of Gulfstream Common Stock at a meeting called therefor (the “Gulfstream Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Gulfstream and (assuming due authorization, execution and delivery by CenterState) constitutes the valid and binding obligations of Gulfstream, enforceable against Gulfstream in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by Gulfstream or the Bank Merger Agreement by Gulfstream Business Bank nor the consummation by Gulfstream of the transactions contemplated in this Agreement or by Gulfstream Business Bank of the transactions in the Bank Merger Agreement, nor compliance by Gulfstream or Gulfstream Business Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the Gulfstream Shareholder Approval is duly obtained or given, violate any provision of the Gulfstream Charter or Gulfstream Bylaws or the organizational documents of Gulfstream Business Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to Gulfstream, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on Gulfstream or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Gulfstream or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture (including, without limitation, the Indentures), deed of trust (including, without limitation, the Declarations of Trust), license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which Gulfstream or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound. The “Indentures” means (i) that certain Junior Subordinated Indenture dated as of December 1, 2004, between Gulfstream and Wilmington Trust Company, as Trustee and (ii) that certain Indenture dated as of December 28, 2006 between Gulfstream and Wilmington Trust Company, as Trustee. The term “Declarations of Trust” means (i) that certain Amended and Restated Declaration of Trust of the Gulfstream Trust I dated as of December 1, 2004, and (ii) that certain Amended and Restated Declaration of Trust of the Gulfstream Trust II dated as of December 28, 2006.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (the

“Nasdaq”), state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) with respect to both the shares of CenterState Common Stock to be issued in the Merger pursuant to Section 1.4 and the shares of CenterState Common Stock to be issued upon the exercise of converted Gulfstream Stock Options pursuant to Section 1.5 (the term Form S-4 being understood, for purposes of this agreement, to include Form S-8 or any other form filed by CenterState with the SEC with respect to the registration of shares of CenterState Common Stock to be issued upon the exercise of such converted Gulfstream Stock Options), in which a proxy statement relating to the meeting of the shareholders of Gulfstream to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC, applicable Governmental Agencies, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Gulfstream or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Gulfstream of this Agreement.

3.5 Reports.

(a) Gulfstream and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which Gulfstream has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) Neither Gulfstream nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement other than filings made pursuant to Regulation D. No information provided by Gulfstream to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6 Financial Statements.

(a) The audited consolidated balance sheets (including related notes and schedules, if any) of Gulfstream and its Subsidiaries as of December 31, 2012, 2011 and 2010 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of Gulfstream and its Subsidiaries for each of the three (3) years ended December 31, 2012, 2011 and 2010, and the unaudited interim consolidated financial statements of Gulfstream and its Subsidiaries as of March 31, 2013 and for the period then ended (collectively, the “Gulfstream Financial Statements”) have been previously made available to CenterState or its representatives. The Gulfstream Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Gulfstream and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto. As of the date of this Agreement, the financial and accounting books and records of Gulfstream and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of Gulfstream Business Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date have been prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between Gulfstream or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Gulfstream Financial Statements.

(d) The records, systems, controls, data and information of Gulfstream and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Gulfstream or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Gulfstream’s (or any Gulfstream Subsidiary’s) system of internal accounting controls.

(e) Since December 31, 2009, (i) neither Gulfstream nor, to the Knowledge of Gulfstream, any director, officer, employee, auditor, accountant or representative of Gulfstream or Gulfstream Business Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Gulfstream or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Gulfstream or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Gulfstream or any of its Subsidiaries, or other Person, whether or not employed by Gulfstream or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Gulfstream or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Gulfstream or any of its Subsidiaries or any committee thereof or to any director or officer of Gulfstream or any of its Subsidiaries. For purposes of this Agreement, Knowledge of the Gulfstream, shall mean the actual knowledge of the individuals listed in Section 3.6 of the Gulfstream Disclosure Schedule, after reasonable inquiry.

3.7 Absence of Changes.

(a) Since December 31, 2011, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Gulfstream. As used in this Agreement, the term “Material Adverse Effect” means, with respect to CenterState or Gulfstream, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, or (D) the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

(b) Since December 31, 2011, (i) Gulfstream and its Subsidiaries have conducted their respective businesses in the ordinary course of business and (ii) neither Gulfstream nor any of its Subsidiaries has (A) granted any rights or issued any securities (other than the issuance of securities upon the exercise of Gulfstream Stock Options), or (B) declared or paid any distribution on, or repurchased, any of its capital stock. Since December 31, 2012, neither Gulfstream nor any of its subsidiaries has incurred any material liabilities or obligations for borrowed funds.

3.8 Compliance with Applicable Law.

(a) Gulfstream and each of its Subsidiaries are, and at all times since December 31, 2009, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. Gulfstream is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. Gulfstream and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2009 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to the Knowledge of Gulfstream, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. Gulfstream is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of Gulfstream Business Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Gulfstream, threatened.

(b) Except as otherwise disclosed in this paragraph, since December 31, 2009, neither Gulfstream nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Gulfstream or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Gulfstream Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither Gulfstream nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Gulfstream nor any of its Subsidiaries is party to or subject to any Gulfstream Regulatory Agreement.

(c) Neither Gulfstream nor any of its Subsidiaries (nor, to the Knowledge of Gulfstream, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9 Material Contracts; Defaults.

(a) Except with respect to certain Gulfstream Benefit Plans described in Section 3.11, neither Gulfstream nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “Gulfstream Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that (A) limits or would limit in any respect the manner in which, or the localities in which, Gulfstream or any of its Subsidiaries may conduct its business, (B) obligates Gulfstream or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of Gulfstream or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of CenterState or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; or (iii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of $15,000 or more or (y) aggregate payments of $50,000 or more, other than contracts that can be terminated by Gulfstream or a Gulfstream Subsidiary on thirty (30) days or less written notice at any time without penalty or premium.

(b) Neither Gulfstream nor any of its Subsidiaries, nor, to the Knowledge of Gulfstream, any counterparty or counterparties, is in breach of any Gulfstream Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

3.10 State Takeover Laws. The Board of Directors of Gulfstream has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.11 Gulfstream Benefit Plans.

(a) With respect to each Gulfstream Benefit Plan, Gulfstream has provided to CenterState a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the Gulfstream Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such Gulfstream Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications (or a description of any oral communications), other than individual pension benefit statements provided in accordance with Section 105 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by Gulfstream and its Subsidiaries to any current or former employee or director of Gulfstream or any of its

Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a Gulfstream Benefit Plan; (iv) all communications to or from the Internal Revenue Service (“IRS”) or any other Governmental Entity relating to each Gulfstream Benefit Plan; and (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) (i) Each Gulfstream Benefit Plan has been established, operated and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other laws; (ii) each Gulfstream Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the Knowledge of Gulfstream, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any Gulfstream Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no Gulfstream Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any Gulfstream Benefit Plan, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by Gulfstream or any of its Subsidiaries with respect to any Gulfstream Benefit Plan that has resulted, or is expected to result, in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) (whether or not waived) has occurred with respect to any Gulfstream Benefit Plan; (iv) no liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by Gulfstream or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Gulfstream or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by Gulfstream that any Gulfstream Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to Gulfstream or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any Gulfstream Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) Gulfstream and its Subsidiaries have not incurred any current or projected liability under any Gulfstream Benefit Plan (or any other plan or arrangement to which Gulfstream or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Gulfstream or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the Gulfstream Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no Gulfstream Benefit Plan is funded through a “welfare benefit fund,” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any Gulfstream Benefit Plan or pursuant to ERISA and the Code have been timely made, and, to the extent required, all obligations in respect of each Gulfstream Benefit Plan have been properly accrued and reflect in the Gulfstream Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c) With respect to each of the Gulfstream Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such Gulfstream Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Gulfstream Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d) Neither Gulfstream nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten (10) years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with Gulfstream or CenterState, as applicable, under Section 4001 of ERISA or Section 414 of the Code.

(e) With respect to any Gulfstream Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Gulfstream, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any Gulfstream Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the Knowledge of Gulfstream, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Gulfstream Benefit Plan or any fiduciary thereof (other than rules of general applicability). With respect to each Gulfstream Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (x) no Gulfstream Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any Gulfstream Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 403 of the Code or Section 303 of ERISA). None of the assets of Gulfstream, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such Lien arising.

(f) Except as described in Section 3.11(f) of the Gulfstream Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Gulfstream or any of its Subsidiaries from Gulfstream or any of its Subsidiaries under any Gulfstream Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any Gulfstream Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of Gulfstream or any of its Subsidiaries to (A) amend, merge or terminate any Gulfstream Benefit Plan or related trust or (B) receive a reversion of assets from any Gulfstream Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of Gulfstream or any of its Subsidiaries, or (vii) any payments under any of the Gulfstream Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither Gulfstream nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any Gulfstream Benefit Plan or resulted, or will result, in any limitation on the right of Gulfstream or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Gulfstream Benefit Plan or related trust.

(g) Except as described in Section 3.11(g) of the Gulfstream Disclosure Schedule, each Gulfstream Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008, has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

3.12 Approvals. As of the date of this Agreement, Gulfstream knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Gulfstream has received the opinion of Hovde Group LLC. (“Hovde”) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Gulfstream Common Stock in the Merger is fair from a financial point of view to such holders.

3.14 Gulfstream Information. None of the information supplied or to be supplied by Gulfstream for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Gulfstream’s shareholders or at the time Gulfstream’s shareholders vote on the matters constituting the Gulfstream Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Gulfstream in this Section 3.14 with respect to statements made or incorporated by reference therein based on information supplied by CenterState or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Gulfstream or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Gulfstream shall promptly so inform CenterState.

3.15 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the Knowledge of Gulfstream, threatened against or affecting Gulfstream or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of Gulfstream, former) officer, director or employee of Gulfstream or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of Gulfstream and its Subsidiaries. Neither Gulfstream nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

3.16 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of Gulfstream or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of Gulfstream, threat thereof, by or with respect to any employees of Gulfstream or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption since December 31, 2009. To the Knowledge of Gulfstream, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Gulfstream or any of its Subsidiaries. Gulfstream and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that Gulfstream or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Gulfstream or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Gulfstream, threatened with respect to Gulfstream or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither Gulfstream nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Gulfstream, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Gulfstream or any of its Subsidiaries and, to the Knowledge of Gulfstream, no such investigation is in progress.

3.17 Environmental Matters.

(a) (i) Neither Gulfstream’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by Gulfstream or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2009, neither Gulfstream nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that Gulfstream or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Gulfstream or any of its Subsidiaries or as a result of any operations or activities of Gulfstream or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Gulfstream or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to Gulfstream or any of its Subsidiaries under any Environmental Law; and (v) neither Gulfstream or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to the Knowledge of Gulfstream, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.18 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of Gulfstream or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by Gulfstream or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, Gulfstream’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.

(c) None of the agreements pursuant to which Gulfstream or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) With respect to the loans held by Gulfstream or any of its Subsidiaries, Gulfstream has provided or made available to CenterState the following: (i) all loans (including loan participants) that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve (12) months; (iv) with respect to any commercial loans (including any commercial real estate loan) with an outstanding balance in excess of $500,000, all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve (12) months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Gulfstream, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; (vi) all loans, (A) that are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectibility of principal or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where, during the past year, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith; and (vii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the Gulfstream Financial Statements was (and will be for periods ended after December 31, 2012) adequate, as of the dates thereof, under GAAP.

3.19 Intellectual Property.

(a) Gulfstream and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither Gulfstream nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. None of the Intellectual Property used by Gulfstream or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending or, to the Knowledge of Gulfstream, threatened, which challenges the rights of Gulfstream or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.20 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Gulfstream or any of its Subsidiaries, on the one hand, and any (i) officer or director of Gulfstream or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Gulfstream, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Gulfstream, on the other hand, except those of a type available to non-affiliates of Gulfstream generally and compensation or benefit arrangements with officers and directors.

3.21 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for Gulfstream’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of Gulfstream or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither Gulfstream nor its Subsidiaries, nor, to the Knowledge of Gulfstream, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22 Trust Business. Neither Gulfstream nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.

3.23 Taxes.

(a) All Tax Returns required to have been filed by or with respect to Gulfstream or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by Gulfstream or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Gulfstream Financial Statements or will be established in financial statements of Gulfstream to be provided to CenterState after the date hereof pursuant to this Agreement. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against Gulfstream or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of Gulfstream or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which Gulfstream or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Gulfstream or its Subsidiaries have been properly accrued on the financial books and records of Gulfstream and its Subsidiaries in accordance with GAAP. None of Gulfstream or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among Gulfstream and its Subsidiaries).

(b) Gulfstream and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. Gulfstream and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of Gulfstream, threatened against or with respect to Gulfstream or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(d) Neither Gulfstream nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Gulfstream or any of its Subsidiaries.

(f) Neither Gulfstream nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(g) Except as may result from the transactions contemplated by this Agreement, none of the net operating loss carryforwards, net unrealized built-in losses, tax credits, or capital loss carryforwards for federal income tax purposes of Gulfstream or any Gulfstream Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code.

(h) Neither Gulfstream nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is Gulfstream or a Gulfstream Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than Gulfstream and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i) Neither Gulfstream nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(k) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.24 Community Reinvestment Act Compliance. Gulfstream Business Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and Gulfstream has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

3.25 Insurance. Gulfstream and each of its Subsidiaries are presently insured, with what Gulfstream believes to be financially sound and reputable insurance companies, against such risks and for such amounts as Previously Disclosed (which coverage is in accordance with all contractual and legal requirements applicable to Gulfstream and its Subsidiaries). All of the policies, bonds and other arrangements providing for the foregoing (the “Gulfstream Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by Gulfstream or any of its Subsidiaries under any of the Gulfstream Insurance Policies or, to the Knowledge of Gulfstream, by any other party to the Gulfstream Insurance Policies. Neither Gulfstream nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any Gulfstream Insurance Policy nor, to the Knowledge of Gulfstream, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by Gulfstream or any of its Subsidiaries pending under any of such Gulfstream Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Gulfstream Insurance Policies or in respect of which such underwriters have reserved their rights.

3.26 Title. Gulfstream and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in the Gulfstream Financial Statements and statutory Liens for amounts not yet due and payable. Any real property and facilities held under lease by Gulfstream or its Subsidiaries are valid, subsisting and enforceable leases. None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

3.27 Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practices, and for FHLB and IBB stock, none of the investment securities reflected in the Gulfstream Financial Statements and none of the investment securities since acquired by Gulfstream or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Gulfstream or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.

3.28 Books and Records. The corporate record books of Gulfstream and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of Gulfstream and its Subsidiaries.

3.29 Indemnification. To the Knowledge of Gulfstream, no action or failure to take action by any present or former director, officer, employee or agent of Gulfstream or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Gulfstream or any of its Subsidiaries.

3.30 Broker’s Fees. Neither Gulfstream nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Hovde pursuant to a letter agreement between Hovde and Gulfstream, a true, complete and correct copy of which has been previously delivered to CenterState.

3.31 Representations Not Misleading. No representation or warranty by Gulfstream in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as (i) Previously Disclosed or (ii) disclosed in any CenterState SEC Reports or other publicly available document filed with or furnished by CenterState to the SEC prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), CenterState hereby represents and warrants to Gulfstream as follows:

4.1 Organization, Standing and Power.

(a) Each of CenterState and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CenterState.

(b) CenterState has previously made available to Gulfstream true and complete copies of CenterState’s articles of incorporation (the “CenterState Charter”) and bylaws (the “CenterState Bylaws”), in each case as amended to the date of this Agreement and as in full force and effect. Neither CenterState nor any of its Subsidiaries is in violation of any provision of the CenterState Charter or CenterState Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

4.2 Capitalization.

(a) The authorized capital stock of CenterState consists of 100,000,000 shares of CenterState Common Stock of which, as of the date hereof, 30,104,270 shares were issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of CenterState is issued and outstanding. As of the date hereof, CenterState held no shares of CenterState Common Stock in its treasury. As of the date of this Agreement, except for 1,308,323 outstanding CenterState Rights, CenterState does not have and is not bound by any Rights calling for the purchase or issuance of any shares of CenterState Common Stock, Voting Debt of CenterState or any other equity securities of CenterState or any securities representing the right to purchase or otherwise receive any shares of CenterState Common Stock, Voting Debt of CenterState or other equity securities of CenterState. The shares of CenterState Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of CenterState are owned by CenterState, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Significant Subsidiary of CenterState has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) CenterState does not have a dividend reinvestment plan or any shareholder rights plan.

4.3 Authority; No Violation.

(a) CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of CenterState has determined that this Agreement is advisable and in the best interests of CenterState and its shareholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CenterState, and no other corporate action is necessary on the part of CenterState. This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by Gulfstream) constitutes the valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by CenterState or the Bank Merger Agreement by CenterState Bank of Florida, N.A., nor the consummation by CenterState of the transactions contemplated in this Agreement or by CenterState Bank of Florida, N.A. of the transactions in the Bank Merger Agreement, nor compliance by CenterState or CenterState Bank of Florida, N.A. with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of the CenterState Charter or the CenterState Bylaws or the organizational documents of CenterState Bank of Florida, N.A., or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on CenterState, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CenterState or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CenterState of this Agreement.

4.5 Reports.

(a) CenterState and each of its Subsidiaries have filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which CenterState has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState pursuant to the Securities Act or the Exchange Act since December 31, 2009 and prior to the date of this Agreement (the “CenterState SEC Reports”) is publicly available. No such CenterState SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CenterState SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

4.6 Financial Statements.

(a) The financial statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of CenterState and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) There is no transaction, arrangement or other relationship between CenterState or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the CenterState SEC Reports.

(c) The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CenterState’s (or any CenterState Subsidiary’s) system of internal accounting controls.

(d) Since December 31, 2009, (i) neither CenterState nor, to the Knowledge of CenterState, any director, officer, employee, auditor, accountant or representative of CenterState or CenterState Bank of Florida, N.A. has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CenterState or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, or other Person, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by CenterState or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of CenterState or any of its Subsidiaries or any committee thereof or to any director or officer of CenterState or any of its Subsidiaries. For purposes of this Agreement, Knowledge of CenterState shall mean the actual knowledge of the individuals listed in Section 4.6(d) of the CenterState Disclosure Schedule, after reasonable inquiry.

4.7 Compliance with Applicable Law.

(a) CenterState and each of its Subsidiaries are, and at all times since December 31, 2009, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. CenterState and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2009, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to CenterState’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of CenterState Bank of Florida, N.A. are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CenterState, threatened.

(b) Since December 31, 2009, neither CenterState nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring CenterState or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, an “CenterState Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of CenterState, neither CenterState nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither CenterState nor any of its Subsidiaries is party to or subject to any CenterState Regulatory Agreement.

(c) Neither CenterState nor any of its Subsidiaries (nor, to the Knowledge of CenterState, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.8 Approvals. As of the date of this Agreement, CenterState knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.9 CenterState Information. None of the information supplied or to be supplied by CenterState for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4 (including any form S-8), or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Gulfstream’s shareholders or at the time Gulfstream’s shareholders vote on the matters constituting the Gulfstream Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by CenterState in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by Gulfstream or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by CenterState which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CenterState shall promptly so inform Gulfstream.

4.10 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between CenterState or any of its Subsidiaries, on the one hand, and any (i) officer or director of CenterState or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of CenterState, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of CenterState, on the other hand, except those of a type available to non-affiliates of CenterState generally, and compensation or benefit arrangements with officers and directors.

4.11 Broker’s Fees. Neither CenterState nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Raymond James & Associates, Inc.

4.12 Representations Not Misleading. No representation or warranty by CenterState in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

4.13 Absence of Changes.

(a) Since December 31, 2011, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) Since December 31, 2011, CenterState and its Subsidiaries have conducted their respective businesses in the ordinary course of business.

4.14 Litigation. Except as set forth in the CenterState SEC Reports, there is no Action pending or, to the Knowledge of CenterState, threatened against or affecting CenterState or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of CenterState, former) officer, director or employee of CenterState or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of CenterState and its Subsidiaries. Neither CenterState nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Gulfstream Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CenterState, during the period from the date of this

Agreement to the Effective Time, Gulfstream shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Gulfstream or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 Gulfstream Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, Gulfstream shall not, and shall not permit any of its Subsidiaries, without the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to Gulfstream Stock Options outstanding on the date hereof.

(b) Other Securities. Issue any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Gulfstream or to another wholly owned Subsidiary of Gulfstream); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights, other than the redemption of Gulfstream Stock Options held by employees of Gulfstream Business Bank other than executive officers, which Gulfstream Stock Options are scheduled, or are likely, to expire prior to the Effective Time and which represent options to purchase, in the aggregate, no more than 150 shares of Gulfstream Common Stock and involve the payment of a redemption price of no more than the Merger Consideration per option share.

(d) Compensation; Employment, Etc. (i) Except with respect to transactions Previously Disclosed to CenterState, enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of Gulfstream or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) payment of normal individual increases in salary (not to exceed 5% per annum) and payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, in each case in the ordinary course of business consistent with past practice and (C) severance in accordance with past practice; or (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position.

(e) Benefit Plans. Except with respect to transactions Previously Disclosed to CenterState, including the termination of Gulfstream’s supplemental executive retirement plan and the payment to participating employees of the amounts to which they will be entitled under such plan and the payment of change in control benefits to employees pursuant to employment and other agreements in effect on the date of this Agreement, and with respect to the acceleration of vesting under other Gulfstream Benefit Plans, including its stock option plans and restricted stock plan, pursuant to the provisions of such plans, enter into, establish, adopt, modify, amend, renew, or terminate any Gulfstream Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving CenterState or CenterState Bank of Florida, N.A. a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights.

(j) Governing Documents. Amend its organizational documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Except with respect to transactions Previously Disclosed to CenterState, and except to the extent permitted by Section 5.2(g), enter into or terminate any Gulfstream Material Contract or amend or modify in any material respect or renew any existing Gulfstream Material Contract.

(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000 (exclusive of any amounts paid directly or reimbursed to Gulfstream or any of its Subsidiaries under any insurance policy maintained by Gulfstream or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to Gulfstream and its Subsidiaries, taken as a whole.

(n) Deposit Taking and Other Bank Activities. In the case of Gulfstream Business Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(o) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk

(p) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $50,000 individually or $100,000 in the aggregate, except for emergency repairs or replacements.

(q) Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit in excess of $125,000 or any individual secured loan or extension of credit in excess of $500,000 shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank of Florida, N.A., which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual. Notwithstanding the foregoing, Gulfstream may, without the need to seek the prior written approval of CenterState Bank of Florida, N.A., (i) originate any individual loan or extension of credit up to $1,000,000 (provided such loan or extension of credit is secured by real estate and has no loan policy exceptions), (ii) effect any modification to a loan or extension of credit that is not rated “Substandard” or lower, (iii) extend the loan maturity greater than five years, grant payment deferrals beyond six months and renew loans rated “Watch” or better where no additional credit is extended, and (iv) renew any unsecured loan of less than $200,000 in amount where no additional credit is extended.

(r) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(s) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t) New Lines of Business. Develop, market or implement any new line of business.

(u) Tax Matters. Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(v) Performance of Obligations. Take any action that is likely to materially impair Gulfstream’s ability to perform any of its obligations under this Agreement or Gulfstream Business Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(w) Commitments. Agree or commit to do any of the foregoing.

5.3 Conduct of CenterState Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Gulfstream, during the period from the date of this Agreement to the Effective Time, CenterState shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Gulfstream or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 CenterState Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Gulfstream during the period from the date of this Agreement to the Effective Time, CenterState shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the CenterState Certificate or CenterState Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Gulfstream or any of its Subsidiaries.

(b) Payment of Dividends. Declare or pay any dividend on or with respect to the CenterState Common Stock or make any other distribution to CenterState’s shareholders except for the payment of regular quarterly dividends in the amount of one cent per share, in the ordinary course of business consistent with past practice.

(c) Performance Obligations. Take any action that is likely to materially impair the ability of CenterState to perform any of its obligations under this Agreement or of CenterState Bank of Florida, N.A. to perform any of its obligations under the Bank Merger Agreement or enter into any agreement with another depository institution or depository institution holding company with respect to any merger, acquisition of a controlling interest in, purchase of substantially all of the assets of or any other business combination with such depository institution or holding company that might materially delay the issuance of or materially adversely affect the conditions of any Requisite Regulatory Approvals applicable to the transactions contemplated by this Agreement or materially hinder the ability of CenterState to consummate such transactions, including the Merger and the Bank Merger.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable (but in no event later than sixty (60) days) following the date of this Agreement, CenterState, with the assistance and cooperation of Gulfstream, shall promptly prepare and file with the SEC the Form S-4, and, if not included in Form S-4, Form S-8, together with the Proxy Statement which will be included in Form S-4, which shall provide for the registration of the shares to the CenterState Common Stock to be issued as a result of the Merger, and upon the exercise of the Gulfstream Stock Options to be assumed by CenterState pursuant to the terms of this Agreement. Each of CenterState and Gulfstream shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Gulfstream and CenterState shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Gulfstream shall thereafter mail or deliver the Proxy Statement to its shareholders. CenterState shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Gulfstream shall furnish all information concerning Gulfstream and the holders of Gulfstream Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Gulfstream or CenterState, or any of their respective affiliates, directors or officers, should be discovered by Gulfstream or CenterState that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Gulfstream’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), Gulfstream and CenterState shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. CenterState and Gulfstream shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of CenterState Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Gulfstream and CenterState, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, CenterState and Gulfstream shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Gulfstream (in the case of CenterState) or CenterState (in the case of Gulfstream) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, the FDIC and applicable state banking agencies within thirty (30) days of the date hereof. Gulfstream and CenterState shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Gulfstream or CenterState, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of CenterState and Gulfstream shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, Gulfstream or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of CenterState and Gulfstream shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(f) Notwithstanding the obligations of CenterState in this Section 6.1 or anything in this Agreement to the contrary, in no event shall CenterState be required hereby to raise common equity capital at the holding company level to resolve objections, if any, which may be asserted with respect to the Merger or the Bank Merger by any Governmental Entity, in an amount which would reduce the economic benefits of the transactions contemplated by this Agreement to CenterState to such a degree that CenterState would not have entered into this Agreement had such condition to raise common equity capital been known to it at the date hereof.

6.2 Access to Information; Current Information; Attendance at Meetings.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each Party shall, and shall cause its Subsidiaries to, make available to the other Party all other information concerning its business, properties and personnel as the other Party may reasonably request. Neither Gulfstream nor CenterState or any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to such Party’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) Each Party shall permit, and shall cause its Subsidiaries to permit, the other Party (for the purposes of Sections 6.2(b) and 6.2(c), the “Requesting Party”) or an environmental consulting firm selected by the Requesting Party, and at the sole expense of the Requesting Party, to conduct such phase I or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by the other Party (for the purposes of Section 6.2(b) and 6.2(c), the “Examined Party”) or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted, Requesting Party shall indemnify Examined Party and its Subsidiaries for all costs and expenses associated with returning the property of the Examined Party to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, each Party shall, upon the request of the Requesting Party, cause one or more of its designated officers to confer not less frequently than monthly with officers of the Requesting Party regarding the financial condition, operations and business of the Examined Party and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) Business Days after filing, each Party will deliver to the other party all non-confidential reports filed by it or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB and the FDIC. Each Party will also deliver to the other party as soon as practicable all quarterly and annual financial statements of such party and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2012. As soon as practicable after the end of each month, each Party will deliver to the other Party in electronic form (i) the monthly deposit and loan trial balances of its bank subsidiary, (ii) the monthly analysis of such bank’s investment portfolio, (iii) the monthly balance sheet and income statement of such Party and its Subsidiaries, (iv) an update of all of the information set forth in Section 3.18(e)(vi) and (vii), (v) a list of all loans originated, renewed, modified or where payment has been deferred, and (vi) a list of loans maturing within the ensuing six month period.

(d) One director or officer of each Party or of its subsidiary bank (but not to exceed one in total), designated by the Board of Directors of such Party, shall be invited and entitled to attend all meetings of the Boards of Directors of the other party and of its subsidiary bank (including loan and executive committee meetings); provided, however, that such individual (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity, (C) discussion of matters that would result in a waiver of the attorney-client privilege or (D) discussion that such Board of Directors reasonably believes would conflict with its fiduciary or regulatory requirements under applicable law (together, “Board Confidential Matters”). Board packages and notices shall be submitted by each Party, together with those of its subsidiary bank, to the Chief Executive Officer of the other Party for distribution to other Party’s designated attendee simultaneously with their submission to board members, and information relating to Board Confidential Matters may be excluded therefrom.

(e) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of November 2, 2012 (the “Confidentiality Agreement”).

(f) No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3 Shareholder Meetings. (a) Gulfstream shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the Gulfstream Charter and the Gulfstream Bylaws necessary to (A) call and give notice of a special meeting of Gulfstream’s shareholders (the “Gulfstream Shareholder Meeting”) for the purpose of seeking the Gulfstream Shareholder Approval within five (5) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “Gulfstream Shareholder Meeting Notice Date”) and (B) schedule the Gulfstream Shareholder Meeting to take place on a date that is within thirty (30) days after the Gulfstream Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the Gulfstream Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Gulfstream Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the shareholders of Gulfstream approve this Agreement (the “Gulfstream Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Gulfstream shall not be required to hold the Gulfstream Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 or Section 8.1 prior to the scheduled time of the Gulfstream Shareholder Meeting.

(b) In connection with the annual meeting of its shareholders to be held in 2014 (the “2014 CenterState Annual Meeting”), CenterState shall, and shall cause its Board of Directors to (subject to CenterState’s Director Nomination and Shareholder Communication Policy (the “Nominations Policy”), (i) nominate for election as directors of CenterState, to serve until the annual meeting of its shareholders to be held in 2015, the two former directors of Gulfstream added to the CenterState Board pursuant to Section 1.7 (for purposes of such nominations, the two former directors of Gulfstream added to the CenterState Board as of the Effective Time pursuant to Section 1.7, shall be deemed to have satisfied all criteria for such nomination as set forth in the Nominations Policy in the absence of a specific finding of lack of fitness to serve attributable to conduct or performance occurring after the Effective Time), and (ii) shall recommend the election of such persons, among others, to a full one-year term as directors, and (iii) shall include in its solicitation of proxies for use at such 2014 CenterState Annual Meeting a solicitation of proxies to be voted in favor of the election of such former Gulfstream directors as directors of CenterState at the 2014 CenterState Annual Meeting. In its capacity as the sole shareholder of CenterState Bank, N.A., CenterState shall, and shall cause its Board of Directors to, elect as directors of CenterState Bank, N.A., at the annual meeting of its shareholders to be held in 2014 (and subject to CenterState’s Director Nomination and Shareholder Communication Policy ) the two former directors of Gulfstream added to the CenterState Bank, N.A. Board pursuant to Section 1.8.

6.4 Nasdaq Listing. CenterState shall use its commercially reasonable best efforts to cause the shares of CenterState Common Stock to be issued to the holders of Gulfstream Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Gulfstream and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries. CenterState shall give the Covered Employees full credit for their prior service with Gulfstream and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by CenterState.

(b) With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Gulfstream Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, Gulfstream shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to (i) cause one or more Gulfstream Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Gulfstream Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Gulfstream Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any Gulfstream Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 6.5 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, Gulfstream and its Subsidiaries) to amend or terminate any Gulfstream Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, Gulfstream and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and, except as otherwise provided pursuant to Section 7.4(d), the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) For purposes of this Agreement, “Gulfstream Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of Gulfstream or any of its Subsidiaries entered into, maintained or contributed to by Gulfstream or any of its Subsidiaries or to which Gulfstream or any of its Subsidiaries is obligated to contribute, or with respect to which Gulfstream or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Gulfstream or any of its Subsidiaries or to any beneficiary or dependent thereof.

(f) If, within six (6) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState shall pay severance to such Covered Employee in an amount equal to two weeks of base salary for each twelve months of such Covered Employee’s prior employment with Gulfstream or Gulfstream Business Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four weeks of such base salary nor greater than twenty-six weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(g) At the Effective Time, CenterState shall assume the obligations of Gulfstream under each Gulfstream Stock Option outstanding at the Effective Time and, except with respect to the adjustments described in Section 1.5, each such Gulfstream Stock Option shall remain in effect in accordance with its terms, including with respect to vesting. Notwithstanding the foregoing, and any provision of such Gulfstream Stock Option relating to exercise of the option following termination of employment, in the case of any option to purchase shares of CenterState Common Stock resulting from the conversion of a Gulfstream Stock Option pursuant to Section 1.5 that is held by a Covered Employee who is terminated by CenterState within twelve (12) months after the Effective Time other than “for cause”, such option shall, at the election of such Covered Employee, be redeemed by CenterState for cash in an amount equal to the difference between the value of such number of shares of CenterState Common Stock subject to such option at the closing price per share of CenterState Common Stock on the immediately preceding trading day and the exercise price of such option with respect to such number of shares.

(h) Prior to the Effective Time, Gulfstream shall (i) cause the termination of all salary continuation and supplement executive retirement plans, programs and agreements between Gulfstream and/or Gulfstream Business Bank and any officer or employee, and (ii) pay all amounts due to its officers, directors and employees pursuant to the change in control provisions applicable under any Gulfstream Benefit Plan in accordance with the provisions of Sections 6.5(c) and 7.2(h). Subject to the effects of possible changes in interest rates after the date of this Agreement and normal year-end accounting adjustments not expected to exceed, either individually or in the aggregate, three percent (3%) with respect to the Salary Continuation Agreements/SERP amounts, Section 6.5(h) of the Gulfstream Disclosure Schedule sets forth the amount of all payments to be made by Gulfstream pursuant to this Section 6.5(h).

(i) At the Effective Time, all accrued and unused sick time for all employees of Gulfstream and its Subsidiaries shall terminate (without any payment therefor by Gulfstream and its Subsidiaries) and not carried over to, or assumed by, CenterState or its Subsidiaries.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of five (5) years from and after the Effective Time, CenterState shall indemnify, defend and hold harmless the present and former directors, officers and employees of Gulfstream and its Subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for Gulfstream occurring at or before the Effective Time (including the transactions contemplated hereby), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to (i) the Gulfstream Charter, the Gulfstream Bylaws or the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of Gulfstream’s Subsidiaries, each as in effect on the date of this Agreement, and (ii) the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify CenterState upon learning of any Claim, provided that failure to so notify shall not affect the obligation of CenterState under this Section 6.6 unless, and only to the extent that, CenterState is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent and (iv) CenterState shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For a period of five (5) years following the Effective Time, CenterState will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of Gulfstream or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by Gulfstream; provided, however, that (i) if CenterState is unable to maintain or obtain the insurance called for by this Section 6.6(c), then CenterState will provide as much comparable insurance as is reasonably available, (ii) officers and directors of Gulfstream or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), CenterState may require Gulfstream to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not CenterState or Gulfstream shall procure such coverage, in no event shall Gulfstream expend, or CenterState be required to expend, for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by Gulfstream for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then Gulfstream or CenterState, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 6.6.

6.7 No Solicitation.

(a) Gulfstream agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “Gulfstream Individuals”) not to, and will use its commercially reasonable best efforts to cause Gulfstream and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “Gulfstream Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“Gulfstream Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. Gulfstream will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than CenterState with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal. It is understood that any breach of the provisions of this Section 6.7 by any Gulfstream Representative shall constitute a breach by Gulfstream.

(b) Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Gulfstream Shareholder Approval, in the event Gulfstream receives an unsolicited Acquisition Proposal and the Board of Directors of Gulfstream determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, Gulfstream may, and may permit its Subsidiaries and the Gulfstream Individuals and the Gulfstream Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Gulfstream than the Confidentiality Agreement, (ii) furnish or cause to be furnished Gulfstream Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Gulfstream determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of Gulfstream shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to CenterState, the Gulfstream Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to CenterState the Gulfstream Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, if the Gulfstream Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of Gulfstream under applicable Laws, the Gulfstream Board may at any time prior to the Gulfstream Shareholder Approval (i) effect a Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of Gulfstream may not make a Change in Recommendation, or terminate this Agreement, with respect to an Acquisition Proposal unless (i) Gulfstream shall not have breached this Section 6.7 in any respect and (ii) (A) the Board of Directors of Gulfstream determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by CenterState under this Section 6.7(c); (B) Gulfstream has given CenterState at least three (3) days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Gulfstream has negotiated, and has caused its representatives to negotiate, in good faith with CenterState during such notice period to the extent CenterState wishes to negotiate, to enable CenterState to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, Gulfstream shall, in each case, be required to deliver to CenterState a new written notice, the notice period shall have recommenced and Gulfstream shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.

(d) Gulfstream will advise CenterState in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep CenterState apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Gulfstream or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, Gulfstream or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Gulfstream concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CenterState acknowledging that Hovde is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of the Parties shall promptly inform the other in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9 Correction of Information. Each of Gulfstream and CenterState shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Affect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any Party receiving such notice.

6.10 System Integration. From and after the date hereof, Gulfstream shall cause Gulfstream Business Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Gulfstream Business Bank’s data processing consultants and software providers to, cooperate and assist Gulfstream Business Bank and CenterState Bank of Florida, N.A. in connection with an electronic and systematic conversion of all applicable data of Gulfstream Business Bank to the CenterState system, including the training of Gulfstream Business Bank employees without undue disruption to Gulfstream Business Bank’s business, during normal business hours and at the expense of CenterState (not to include Gulfstream Business Bank’s standard employee payroll).

6.11 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Gulfstream shall cause the Chief Executive Officer of Gulfstream Business Bank to assist and confer with the officers of CenterState Bank of Florida, N.A., on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger; provided, however, that, notwithstanding the conversion of the core processing and other data processing and information systems of Gulfstream and Gulfstream Business Bank in conjunction with the Bank Merger, and subject to applicable provisions of law and non-objection from any Regulatory Authority, the former banking offices of Gulfstream Businesses Bank shall continue to operated and shall conduct business under the name “Gulfstream Business Bank, a division of CenterState Bank of Florida, N.A.” for a period up to 12 months after completion of the Bank Merger, and shall continue to use signage, stationery and marketing materials in such name, for the purpose of maintaining and strengthening existing banking relationships and ensuring a seamless transition of the operations of Gulfstream Business Bank to CenterState Bank of Florida, N.A. At no time prior to December 31, 2014 shall the present signage at the offices of Gulfstream Business Bank be covered with temporary signs or banners bearing the name or logo of CenterState Bank of Florida, N.A.

6.12 Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective upon Closing, Gulfstream has caused each non-employee director of Gulfstream and Gulfstream Business Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

6.13 Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Gulfstream has caused each director of Gulfstream and Gulfstream Business Bank to execute and delivery of the Claims Letter in the form attached hereto as Exhibit D.

6.14 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to use its reasonable best efforts to take no action which would cause the Merger not, to qualify as a “Reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

6.15 Real Property Matters.

(a) Within forty-five (45) days after the date of this Agreement, CenterState may, at its option and sole expense, cause to be conducted: (1) a title examination, physical survey, zoning compliance review, and structural inspection of the real property owned by Gulfstream or Gulfstream Business Bank (including any other real estate owned) and improvements thereon (collectively, the “Real Property”) (collectively, the “Property Examination”); and (2) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of such Real Property as CenterState shall deem necessary or desirable (collectively, the “Environmental Survey”). The Environmental Survey may include, but shall not be limited to: (i) CenterState’s right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with such Real Property, (ii) CenterState’s right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with such Real Estate, and (iii) CenterState’s right to request and to obtain from Gulfstream any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in Gulfstream’s possession or control relating to the matters described in this Section 6.15(a). In order to perform or to conduct any such investigation(s) described in this Section 6.15(a), Gulfstream shall grant CenterState the right to gain reasonable access to such Real Property. Should CenterState elect to complete an Environmental Survey of any Real Property, it shall notify Gulfstream or Gulfstream Business Bank before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with Gulfstream and Gulfstream Business Bank.

(b) If, in the course of the Property Examination or Environmental Survey, CenterState discovers a “Material Defect” (as defined below) with respect to such Real Property, CenterState may give written notice to Gulfstream (“Material Defect Notice”) to cure the Material Defect to CenterState’s commercially reasonable satisfaction. In such case, then, notwithstanding the provisions of Section 8.1(a)(iv), Gulfstream or Gulfstream Business Bank shall have forty-five (45) days from the date of the receipt of the Material Defect Notice, or such later time, as shall be mutually agreeable to the parties, in which to cure such Material Defect.

(c) Upon receipt of a Material Defect Notice pursuant to this Section 6.15, Gulfstream may seek to cure such Material Defect or, in its sole discretion, shall have the right to dispose of such Real Property at no loss to Gulfstream or Gulfstream Bank at any time prior to the Effective Date. In the event Gulfstream elects to cure the Material Defect, and fails to do so within the period specified above, then CenterState may terminate this Agreement pursuant to Section 8.1(a)(iv)), unless Gulfstream agrees to reduce the Cash Merger Consideration by an amount equal to the estimated of the cost of curing such Material Defect or the diminution of the value of affected Real Property as a result of such Material Defect (in each case to be determined by mutual agreement of the parties). If the parties are unable to agree on such amount (the “Material Defect Amount”), they shall agree to obtain an independent appraisal of the Real Property as affected by such Material Defect, each bearing one-half of the cost of such appraisal, and if they are unable to agree on the selection of an appraiser, each shall obtain an appraisal at its own cost, and the average of the two appraisals shall be the Material Defect Amount.

(d) For purposes of this Agreement, a “Material Defect” shall consist of any of the following (to the extent not disclosed on the Gulfstream Disclosure Schedule) that exceeds $100,000 in the case of a Material Defect with respect to any one parcel of Real Property; provided, however, that the existence of multiple Material Defects shall constitute grounds for termination of the Agreement pursuant to Section 8.1(a)(iv) only if the aggregate of all Material Defect Amounts exceeds $300,000:

1. the existence of any Lien (other than the lien of Real Property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that CenterState reasonably believes could decrease in the value of such property in excess of $100,000;

2. the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that CenterState reasonably determines, after obtaining a good faith estimate, would cost more than $100,000 in the aggregate to repair, remove or correct; or

3. the existence of facts or circumstances relating to any of the Real Property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Substance on, from, under, at, or relating to the Real Property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Law as to which CenterState reasonably believes, based on the advice of legal counsel or other consultants, that any Gulfstream Entity could become responsible or liable, or that CenterState could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which Gulfstream or Gulfstream Business Bank could incur, or for which CenterState could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $100,000 or more as to such Real Property.

6.16 Failure to Fulfill Conditions. In the event that either Party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

6.17 Assumption of Indentures. At the Effective Time, CenterState will assume, pursuant to a duly executed and delivered supplemental indentures satisfactory in form to the trustees under the Indentures, the assumption of the obligations of Gulfstream pursuant to the Indentures in accordance with their terms.

6.18 Repurchase of Preferred Stock. At or prior to the Closing, Gulfstream shall redeem all of its outstanding shares of Senior Non-Cumulative Perpetual Preferred Stock, Series D for an amount no greater than $7.5 million plus accrued and unpaid dividends to the date of redemption.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Gulfstream and CenterState, at or prior to the Closing Date, of the following conditions:

(a) Shareholder Approval. The Gulfstream Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of CenterState Common Stock to be issued in exchange for Gulfstream Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4, and Form S-8 with respect to the registration of Shares of CenterState Common Stock to be issued upon the exercise of converted Gulfstream Options (unless such registration is effected pursuant to Form S-4), shall have become effective under the Securities Act and no stop order suspending the effectiveness of such registration pursuant to Form S-4 (or Form S-8, as the case may be) shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger, shall have been obtained without the imposition of any condition, or carryover of any condition applicable to Gulfstream or Gulfstream Business Bank, that would increase any of the minimum regulatory capital requirements of CenterState, as the Surviving Corporation in the Merger, or CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger, or include any condition or restriction which in the reasonable judgment of CenterState would adversely affect the economic or business benefits of the transactions contemplated by this Agreement, and such Regulatory Approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(f) Tax Matters. Hacker, Johnson & Smith, PA shall have issued its written opinion, in form reasonably satisfactory to the Parties and addressed to the Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of Gulfstream Common Stock for CenterState Common Stock will not give rise to gain or loss to the shareholders of Gulfstream with respect to such exchange (except to the extent of any cash received), (iii) the holding period for the shares of CenterState Common Stock received in the Merger will include the holding period for the shares of Gulfstream Common Stock exchanged therefor, (iv) the basis in the shares of CenterState Common Stock received in the Merger will consist of the basis for the shares of Gulfstream Common Stock in exchange therefor (reduced by an amount of any cash received), and (v) neither Gulfstream nor CenterState will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Officers of each Party shall execute and deliver to Hacker, Johnson & Smith, PA certificates containing appropriate representations reasonably satisfactory in form and substance to such firm at such time or times as may be reasonably requested by such firm in connection with its delivery of such Tax Opinion. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Gulfstream and CenterState.

(g) Consents and Approvals. Each Party shall have obtained any and all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmation required for consummation of the Merger or for the preventing of any default under any contract, agreement or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for in this Agreement shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

7.2 Conditions to Obligations of CenterState. The obligation of CenterState to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by CenterState, at or prior to the Closing Date, of the following conditions:

(a) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Agency which, in connection with the grant of any Consent by any Governmental Agency, imposes in the reasonable judgment of CenterState, any material adverse requirement upon CenterState or any of its subsidiaries, including without limitation any requirement that CenterState sell or dispose of any significant amount of assets of Gulfstream, Gulfstream Business Bank and their respective subsidiaries.

(b) Representations and Warranties. The representations and warranties of Gulfstream set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that (A) the representations and warranties in Sections 3.2(a) (Capitalization) regarding the number of outstanding shares of Gulfstream Common Stock and 3.2(b) (Capitalization) regarding the equity based awards outstanding shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (B) the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Gulfstream Information) and 3.31 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Gulfstream Information) and 3.31 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded. CenterState shall have received a certificate signed on behalf of Gulfstream by the Chief Executive Officer or the Chief Financial Officer of Gulfstream to the foregoing effect.

(c) Performance of Obligations of Gulfstream. Gulfstream shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CenterState shall have received a certificate signed on behalf of Gulfstream by the Chief Executive Officer or the Chief Financial Officer of Gulfstream to such effect.

(d) Dissenting Shares. Dissenting Shares shall be less than five percent (5%) of the issued and outstanding Gulfstream Common Stock.

(e) Employee Agreements. Each of Employment Agreements entered into between CenterState Bank, N.A. and each of John E. Tranter, George E. Haley, Jocelyn Lane, Tammy Roncaglione and Roy M. Warren as of the date of this Agreement shall continue to be in full force and effect (collectively, the “Employee Agreements”).

(f) No Gulfstream Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on Gulfstream, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on Gulfstream.

(g) Matters Relating to 280G Taxes. CenterState shall be satisfied in its reasonable discretion, either through mutually agreeable pre-closing amendments or otherwise, that Gulfstream shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any change in control agreements, salary continuation agreements, employment agreements, benefit plans, or similar arrangements between Gulfstream and/or Gulfstream Business Bank and any officers, directors, or employees thereof.

(h) Matters Relating to Compensation Matters. All change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation agreement between Gulfstream and/or Gulfstream Business Bank and any officer, director or employee shall be amended or terminated as of the Effective Time.

(i) Gulfstream 401(k) Plan. CenterState shall have received such evidence and documentation as it shall have reasonably requested to establish that Gulfstream and/or Gulfstream Business Bank has effectuated the termination of their 401(k) Plan effective as of the Effective Time.

7.3 Conditions to Obligations of Gulfstream. The obligation of Gulfstream to effect the Merger is also subject to the satisfaction or waiver by Gulfstream at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of CenterState set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Sections 4.9 (CenterState Information), 4.12 (Representations Not Misleading) and 4.13 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 4.9 (CenterState Information), 4.12 (Representations Not Misleading) and 4.13 (Absence of Changes), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded. Gulfstream shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b) Performance of Obligations of CenterState. CenterState shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Gulfstream shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to such effect.

(c) Execution of Agreements. Provided the conditions set forth in Sections 7.2(g) and 7.2(h) have been satisfied, CenterState shall have executed and delivered the Employee Agreements.

(d) No CenterState Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on Gulfstream, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on CenterState.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Gulfstream Shareholder Approval:

(i) by mutual consent of Gulfstream and CenterState in a written instrument authorized by the Boards of Directors of Gulfstream and CenterState;

(ii) by either Gulfstream or CenterState, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(iii) by either Gulfstream or CenterState, if the Merger shall not have been consummated on or before 270 days following the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv) by either Gulfstream or CenterState (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Gulfstream, in the case of a termination by CenterState, or CenterState, in the case of a termination by Gulfstream, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and, except as otherwise provided in Section 6.15, which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v) by CenterState if (i) the Board of Directors of Gulfstream (or any committee thereof) shall have failed to make the Gulfstream Board Recommendation or shall have made a Change in Recommendation, or (ii) Gulfstream shall have materially breached any of the provisions set forth in Section 6.7;

(vi) by Gulfstream prior to obtaining the Gulfstream Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Gulfstream has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);

(vii) by either Gulfstream or CenterState, if the provisions of Section 8.1(a)(v) are not applicable and the shareholders of Gulfstream fail to provide the Gulfstream Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof;

(viii) By Gulfstream, if both of the following conditions are satisfied:

(a) The number obtained by dividing the Average Closing Price by $9.03 (the “CenterState Ratio”) is less than 0.85; and

(b) the difference between: (i) the number obtained by dividing the Final Index Price by the Initial Index Price (the “Index Ratio”), less (ii) the CenterState Ratio is greater than 0.15.

subject, however, to the following three sentences. Gulfstream must elect to terminate this Agreement under this Section 8.1(a)(viii) within two days after the Determination Date. If Gulfstream elects to exercise its termination right pursuant to this Section 8.1(a)(viii), it shall give written notice to CenterState (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period). During the two-day period commencing with its receipt of such notice, CenterState shall have the option to increase the Per Share Cash Consideration by an amount equal to the Pricing Differential, provided, however, that the Per Share Cash Consideration shall not be increased in a manner that would cause the failure of the condition set forth in Section 7.1(f) hereof. If CenterState so elects within such two-day period, it shall give prompt written notice to Gulfstream of such election and the amount of the increase in the Per Share Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(a)(viii) and this Agreement shall remain in effect in accordance with its terms (except as the payment of such cash to holders of Gulfstream Common Stock).

For purposes of this Section 8.1(a)(viii), the following terms shall have the meanings indicated:

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Average Closing Price” shall mean the Average VWAP of the CenterState Common Stock over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Ratio” shall mean the number obtained by dividing the Average Closing Price by $9.03.

“Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on any applicable date.

“Index Ratio” means the number obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” shall mean the closing price of the Index Group on the last trading day immediately preceding the date of this Agreement.

“Price Differential” shall mean the amount equal to the product of (a) 3.012, and (b) the difference between (i) the product of (A) $9.03 and (B) 0.85, and (ii) the Average Closing Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of CenterState Common Stock.

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the CenterState Common Stock shall be appropriately adjusted for the purposes of applying Section 1.4 and this Section 7.1.

8.2 Effect of Termination. In the event of termination of this Agreement by either Gulfstream or CenterState as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Gulfstream, CenterState, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 6.2(e), 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) except as provided in Section 8.4(d), termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Gulfstream, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by CenterState, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement. Notwithstanding the foregoing, if any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

8.4 Termination Fees.

(a) In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), Gulfstream shall, within three (3) Business Days after such termination, pay CenterState an amount equal to $3,750,000, and (ii) in the case of a termination under

Section 8.1(a)(vi), Gulfstream shall, simultaneously with such termination and as a condition thereof, pay CenterState an amount equal to $3,750,000, in each case by wire transfer of same-day funds (the applicable amount to be paid pursuant to the immediately preceding clauses (i) and (ii) being the “Gulfstream Termination Fee”).

(b) If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior thereto there has been publicly announced an Acquisition Proposal, then if within six (6) months of such termination Gulfstream or any of its Significant Subsidiaries either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, Gulfstream shall, within three (3) Business Days after the first to occur of the foregoing, pay CenterState the Gulfstream Termination Fee set forth in Section 8.4(a)(i) by wire transfer of same-day funds. For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c) Notwithstanding anything to the contrary in this Agreement, the payment of the Gulfstream Termination Fee pursuant to this Section 8.4 shall fully discharge Gulfstream from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall Gulfstream be required to pay the Gulfstream Termination Fee on more than one occasion.

(d) The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Gulfstream; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Gulfstream, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Davenport, Florida time, at the offices of CenterState, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). For purposes of this Agreement, a “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which CenterState Bank of Florida, N.A. is open for carrying on substantially all of its business functions.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, the agreements contained in Sections 6.3, 6.4, 6.5, 6.6 and 6.11.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to CenterState, to:

  CenterState Banks, Inc.

  42745 U.S. Highway 27

  Davenport, Florida 33837

  Attn: Mr. Ernest S. “Ernie” Pinner.

  Fax: (863) 419-7798

  with a copy (which shall not constitute notice to CenterState) to:

  Smith Mackinnon, PA

  255 South Orange Avenue, Suite 800

  Orlando, Florida 32801

  Attn: John P. Greeley, Esq.

  Fax: (407) 843-2448

(b)	if to Gulfstream, to:

  Gulfstream Bancshares, Inc.

  2400 S.E. Monterey Road, Suite 100

  Stuart, Florida 34996-3351

  Attn: Mr. John E. Tranter

  Fax: (772) 426-8110

  with a copy (which shall not constitute notice to Gulfstream) to:

  Shutts & Bowen, LLP

  300 South Orange Avenue, Suite 1000

  Orlando, Florida 32801

  Attn: Rod Jones, Esq.

  Fax: (407) 425-8316

9.4 Interpretation.

(a) For the purposes of this Agreement, use of the phrase “to the knowledge” of Gulfstream or CenterState, as applicable, or reference to the knowledge or awareness of Gulfstream or CenterState, as applicable, means the actual knowledge of an executive officer of such Party or any of its Significant Subsidiaries after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(b) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The word “or” as used in this Agreement shall not be exclusive.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8 Publicity. Neither Gulfstream nor CenterState shall, and neither Gulfstream nor CenterState shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of CenterState, in the case of a proposed announcement or statement by Gulfstream, or Gulfstream, in the case of a proposed announcement or statement by CenterState; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each Party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” or “previously disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, CenterState and Gulfstream have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTERSTATE BANKS, INC.

By:	/s/ Ernest S. Pinner
Ernest S. “Ernie” Pinner Chairman, President and Chief Executive Officer

GULFSTREAM BANCSHARES, INC.

By:	/s/ John E. Tranter
John E. Tranter President and Chief Executive Officer

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 29th day of July, 2013, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $0.01 par value per share (the “Common Stock”), of Gulfstream Bancshares, Inc. (“Gulfstream”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and Gulfstream propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Gulfstream will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Gulfstream, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Gulfstream contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Gulfstream, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CenterState as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of Gulfstream other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any Gulfstream Stock Options. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Gulfstream, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to Gulfstream or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Gulfstream’s shareholders with respect to an Acquisition Proposal. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of Gulfstream or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of Gulfstream (or as an officer or director of any of its Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint CenterState with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Gulfstream, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Gulfstream taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Gulfstream, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of Gulfstream or in any other capacity.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, Gulfstream or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14. Disclosure. Shareholder hereby permits CenterState to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:
Ernest S. “Ernie” Pinner. Chairman, President and Chief Executive Officer

SHAREHOLDER:
Printed Name:

Total Number of Shares of Common Stock
Subject to this Agreement:

EXHIBIT B

PLAN OF MERGER AND MERGER AGREEMENT

GULFSTREAM BUSINESS BANK

with and into

CENTERSTATE BANK OF FLORIDA, N.A.

under the charter of

CENTERSTATE BANK OF FLORIDA, N.A.

under the title of

“CENTERSTATE BANK OF FLORIDA, N.A.”

(“Resulting Bank”)

THIS AGREEMENT is made this 29th day of July, 2013, between CenterState Bank of Florida, N.A. (hereinafter referred to as “CenterState Bank of Florida, N.A.” and the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and Gulfstream Business Bank (hereinafter referred to as “Gulfstream Business Bank” and, together with CenterState Bank of Florida, N.A., the “Banks”), a Florida banking corporation, with its main office located at 2400 SE Monterey Road, Suite 100, Stuart, Florida 34996-3351.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank of Florida, N.A. has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of Gulfstream Business Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act; and

WHEREAS, CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A., and Gulfstream Bancshares, Inc., which owns all of the outstanding shares of Gulfstream Business Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of Gulfstream Bancshares, Inc. with and into CenterState Banks, Inc., all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”); and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of Gulfstream Business Bank with and into CenterState Bank of Florida, N.A., with CenterState Bank of Florida, N.A. being the surviving corporation of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Gulfstream Business Bank shall be merged with and into CenterState Bank of Florida, N.A. (the “Merger”). Upon consummation of the Merger, CenterState Bank of Florida, N.A. shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Gulfstream Business Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “CenterState Bank of Florida, National Association,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as all of the banking offices of CenterState Bank, N.A. and the banking offices of Gulfstream Business Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of CenterState Bank of Florida, N.A.). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

Immediately upon the Merger becoming effective, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank of Florida, N.A. issued and outstanding immediately prior to the Merger becoming effective. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of Gulfstream Business Bank and the Resulting Bank, as they exist at the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Gulfstream Business Bank and the Resulting Bank existing as of the effective time of the Merger, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank of Florida, N.A. and Gulfstream Business Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank of Florida, N.A. and Gulfstream Business Bank at the time the Merger becomes effective.

SECTION 7

At the effective time of the Merger, each outstanding share of common stock of Gulfstream Business Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Gulfstream Business Bank shall, at the effective time of the Merger, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of the CenterState Bank of Florida, N.A.’s Common Stock shall continue to remain outstanding shares of CenterState Bank of Florida, N.A.’s Common Stock, all of which shall continue to be owned by CenterState Banks, Inc.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank of Florida, N.A. as of the Effective Time and two former directors of Gulfstream Business Bank as determined by Gulfstream Business Bank and reasonably acceptable to CenterState Bank of Florida, N.A., who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank of Florida, N.A. as of the Effective Time and John E. Tranter, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A. and by Gulfstream Bancshares, Inc., which owns all of the outstanding shares of Gulfstream Business Bank.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a) The BHC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 13

Effective as of the time this Merger shall become effective, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of the Resulting Bank as in effect immediately prior to the time this Merger shall become effective.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

CENTERSTATE BANK OF FLORIDA, N.A.

By:	/s/ John C. Corbett
John C. Corbett
As its:	President and Chief Executive Officer

GULFSTREAM BUSINESS BANK

By:	/s/ John E. Tranter
John E. Tranter
As its:	Chairman and Chief Executive Officer

EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

Main Office:

1101 First Street South

Winter Haven, FL 33880

Branch Offices:

3670 Havendale Boulevard NW

Auburndale, Florida 33823

102 West Robertson Street

Brandon, Florida 33511

1375 North Broadway

Bartow, Florida 33831

10990 U.S. Highway 441 Southeast

Belleview, Florida 34420

12435 Cortez Boulevard

Brooksville, Florida 34613

114 Belt Avenue

Bushnell, Florida 33513

1051 East Highway 50

Clermont, Florida 34711

205 South W.C. Owen Avenue

Clewiston, Florida 33440

500 N. Summit Street

Crescent City, Florida 32112

1205 NE Fifth Street

Crystal River, Florida 34429

14045 Seventh Street

Dade City, Florida 33525

100 East Polo Park

Davenport, Florida 33837

42725 US Highway 27

Davenport, Florida 33837

909 SE 5th Avenue

Delray Beach, Florida 33483

1 Eastgate Square

East Palatka, Florida 32131

15830 U.S. Hwy 441

Eustis, Florida 32726

4150 Okeechobee Road, Units B&C

Ft. Pierce, FL 34947

1105 W. Broad Street

Groveland, Florida 34736

36099 U.S. Highway 27

Haines City, Florida 33844

1120 SR 20

Interlachen, Florida 32148

151 East Highland Boulevard

Inverness, Florida 34452

1234 King Street

Jacksonville, Florida 32204

2922 Corinthian Avenue

Jacksonville, Florida 32210

7077 Bonneval Road

Jacksonville, Florida 32216

250 Central Blvd., Suite 106

Jupiter, Florida 33458

920 N. John Young Parkway

Kissimmee, Florida 34741

45 N. Bridge Street

LaBelle, Florida 33935

13891 U.S. 441, North

Lady Lake, Florida 32159

500 South Florida Avenue

Lakeland, Florida 33801

4719 South Florida Avenue

Lakeland, Florida 33803

155 N. Lake Shore Way

Lake Alfred, Florida 33850

300 West Central Avenue

Lake Wales, Florida 33853

4144 Ashton Club Drive

Lake Wales, Florida 33859

903 West North Boulevard

Leesburg, Florida 34748

15256 Fishhawk Boulevard

Lithia, Florida 33547

763 East 3rd Avenue

New Smyrna Beach, Florida 32169

406 East Silver Springs Blvd.

Ocala, Florida 34470

7755 S.W. 65th Avenue

Ocala, Florida 34476

811 N.E. 36th Avenue

Ocala, Florida 34470

60 S.W. 17th Street

Ocala, Florida 34471

4905 N.W. Blichton Road

Ocala, Florida 34482

2100 South Parrott Avenue

Okeechobee, FL 34974

2690 Enterprise Road

Orange City, Florida 32763

12285 S. Orange Blossom Trail

Orlando, Florida 32837

305 South Wheeler Street

Plant City, Florida 33566

850 Cypress Parkway

Poinciana, Florida 34759

3880 South Nova Road

Port Orange, Florida 32127

9815 South U.S. Hwy. 1

Port St. Lucie, Florida 34952

2801 Thirteenth Street

St. Cloud, Florida 34769

10101 Bloomingdale Avenue

Riverview, Florida 33578

420 West First Street

Sanford, Florida 32771

4898 E. Irlo Bronson Memorial Highway

St. Cloud, Florida 34771

2500 S.E. Monterey Road, Suite 100

Stuart, Florida 34996

1815 State Road 60 East

Valrico, Florida 33594

855 21st Street

Vero Beach, Florida 32960

7722 State Road 544 East

Winter Haven, Florida 33881

1500 Lee Road

Winter Park, Florida 32789

6930 Gall Boulevard

Zephyrhills, Florida 33542

EXHIBIT C

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 29th day of July, 2013, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and                     , an individual resident of the State of Florida (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of                     , 2013 (the “Merger Agreement”) by and between CenterState and Gulfstream Bancshares, Inc., a Florida corporation (“Gulfstream”), Gulfstream will merge with and into CenterState (the “Merger”), as a result of which Gulfstream Business Bank, a Florida state-chartered bank and wholly owned subsidiary of Gulfstream (“Gulfstream Business Bank”), will merge with and into CenterState Bank, N.A., a national banking association and wholly owned subsidiary of CenterState (“CenterState Bank, N.A.”);

WHEREAS, Director is a shareholder of Gulfstream and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of Gulfstream Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Gulfstream, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined); and

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of Gulfstream, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, Director covenants and agrees with CenterState as follows:

(i) From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will: (i) if and to the extent permitted by such law or court order provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii) Except as expressly provided on Schedule I to this Agreement, for a period of two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, N.A., Gulfstream or Gulfstream Business Bank (each a “Protected Party”), including actively sought prospective customers of Gulfstream Bank as of the Effective Date, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii) Except as expressly provided on Schedule I to this Agreement, for a period of two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

(iv) For a period of two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of any Protected Party.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of Gulfstream and its subsidiaries, including Gulfstream Business Bank, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with Gulfstream;

(C) having value to Gulfstream and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState; and

(D) not generally known to competitors of Gulfstream or CenterState.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from Gulfstream or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Restricted Territory” shall mean Brevard, Broward, Indian River, Martin, Okeechobee, Palm Beach or St. Lucie Counties in Florida and each contiguous county.

(iv) “Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d) Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. [Intentionally Deleted].

3. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3) or (z) in the case of CenterState only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 3), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 3.

If to CenterState:	CenterState Banks, Inc. 42745 U.S. Highway 27 Davenport, Florida 33837 Attn: Chief Executive Officer Fax: (863) 419-7788

If to Director:	The address of Director’s principal residence as it appears in Gulfstream’s records as of the date hereof.

4. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

5. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

6. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

7. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows.]

IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANKS, INC.

By:
Ernest S. “Ernie” Pinner
Chairman, President and Chief Executive Officer

Director:

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 3(b)(ii) and (iii) shall not apply to any of the following activities of Director: [Need to reflect the current activities of Directors that are excluded from the non-solicitation and non-competition restrictions]

1.	[The provision of legal services by Director to any person].

2.	[The offer and sale of insurance products by Director to any person].

3.	[The provision of investment advisory and brokerage services by Director to any person].

4.	[The provision of private equity/venture capital financing by Director to any person].

5.	[The provision of accounting services by Director to any person].

6.	[Others?]

EXHIBIT D

CLAIMS LETTER

July 29, 2013

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attention: Ernest S. “Ernie” Pinner

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of July 29, 2013 (the “Merger Agreement”), by and among Gulfstream Bancshares, Inc. (“Gulfstream”), and CenterState Banks, Inc. (“CenterState”).

Concerning claims which the undersigned may have against Gulfstream or any of its subsidiaries in my capacity as an officer, director or employee, of Gulfstream or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

2. Release of Certain Claims.

(a) The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, each Gulfstream Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any Gulfstream Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed on Schedule 1 to this Agreement.

(b) For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i) any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any Gulfstream Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and an Gulfstream Entity, (B) Claims as a depositor under any deposit account with any Gulfstream Entity, (C) Claims as the holder of any Certificate of Deposit issued by any Gulfstream Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as a officer, director or employee of any Gulfstream Entity; (E) Claims in his or her capacity of a shareholder of Gulfstream; and (F) Claims as a holder of any check issued by any other depositor of any Gulfstream Entity;

(ii) the Claims excluded in (i) and (ii) of Section 2(a) above; and

(iii) any Claims that the undersigned may have under the Merger Agreement.

3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4. Miscellaneous.

a. This letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

b. This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

c. This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d. This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Release Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e. The undersigned represents, warrants and covenants that the undersigned is fully aware of the Undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f. This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement).

g. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

h. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

i. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Polk County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

Sincerely,

Signature of Officer or Director

Name of Officer or Director

On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this              day of                     , 2013.

CENTERSTATE BANKS, INC.

By:
Name:	Ernest S. “Ernie” Pinner
Title:	Chairman, President and Chief Executive Officer